Mailstop 4628

                                                          October 24, 2018



Via E-mail
Mr. Brian Worrell
Chief Financial Officer
Baker Hughes, a GE company
17021 Aldine Westfield Road
Houston, Texas 77073

       Re:      Baker Hughes, a GE company
                Form 10-K for the Fiscal Year e nded December 31, 2017 Filed February 23, 2018
                File No. 1-38143

Dear Mr. Worrell:

       We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

                                                          Sincerely,

                                                          /s/ Karl Hiller

                                                          Karl Hiller
                                                          Branch Chief
                                                          Office of Natural
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